Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Announces Final Results for First Quarter FY 2004

Merix will conduct a conference call and live webcast on September 23, 2003 at 2:00 p.m. PT. To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 5:00 p.m. PT on September 23, 2003. A phone replay will be available until approximately midnight on September 30, 2003 by calling (719) 457-0820, access code 629957.

FOREST GROVE, OR, September 23, 2003 - Merix Corporation (NASDAQ:MERX) today announced final results for the first quarter of fiscal 2004 ended August 30, 2003. Sales for the first quarter increased 27% to $30.7 million compared to $24.1 million for the first quarter of fiscal 2003 and increased 36% from $22.5 million in the fourth quarter of fiscal 2003. The GAAP net loss in the first quarter of fiscal 2004 was $2.2 million or $0.15 per share compared to $2.8 million or $0.20 per share in the first quarter of fiscal 2003. The pro-forma loss in the first quarter of fiscal 2004 was $0.09 per share compared to a pro-forma loss of $0.20 per share in the prior year quarter and compared to a pro-forma loss of $0.25 per share in the fourth quarter of fiscal 2003.

Pro-forma loss per share excludes a valuation allowance against deferred taxes because management believes the valuation allowance is not representative of underlying trends in the Company’s performance and excluding it provides investors with additional information to compare the Company’s results over multiple periods. See Related Financial Highlights in this earnings release for a reconciliation of GAAP earnings to non-GAAP financial measures.

Gross margin improved to 6.7% in the first quarter of fiscal 2004 from 1.7% in the year ago quarter and from a (6.6%) in the fourth quarter of fiscal 2003. The improvement in margin in the first quarter of fiscal 2004 was largely attributable to higher capacity utilization, which resulted in fixed costs being spread over more units of production. Higher labor productivity and the impact of cost reductions also contributed to margin improvement, partially offset by lower average selling prices. The balance sheet remained strong at the end of the first quarter with cash and investments of $42.6 million and debt to total capitalization of 20%.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, commented, “As we announced in our preliminary release on September 4, 2003, our results for the first quarter exceeded our expectations due to increasing customer demand as the quarter progressed. Our quick-turn and premium orders in the quarter improved to 33% of sales compared to 29% last quarter. Our book-to-bill ratio in the first quarter was 1.19 to 1.0 and our 90-day backlog at the end of the first quarter increased to $16.9 million from $11.9 million last quarter.”

Hollinger continued, “We saw customer demand accelerate during the first quarter, which has continued throughout September. The improvement in demand is broad-based across all the end markets we serve and we are continuing to add to the manufacturing workforce to increase production output. Continuing improvement in demand has also reinforced our decision to start up our Wood Village facility.”

“Since announcing our plans to complete Phase I of the Wood Village facility, we have assigned engineers to the project, accelerated equipment delivery schedules and begun the hiring process. We expect to begin production within four to six months. Completion of Phase I will entail a capital investment of about $9.0 million for equipment and the hiring of approximately 170 manufacturing and engineering positions over the next 12 to 18 months, and will increase our manufacturing capacity by over 30%.”

“We estimate that the Forest Grove facility is capable of generating $42 to $44 million in quarterly sales, assuming current mix. When fully ramped, we expect Phase I of Wood Village to be capable of accommodating an additional $12 to $14 million in quarterly sales.”

“Our strategy of increasing market share in a down market resulted in significant sales growth for us in the first quarter and there continues to be optimism for growth in all end markets we serve. We expect sales for the second quarter of fiscal 2004 to increase approximately 15% over our first quarter. Excluding the impact of incremental start-up costs for Wood Village, we expect results to be break-even. These start-up costs are expected to be between $450 and $500 thousand in the second quarter.”

“We have worked hard during the downturn to execute our strategies. We have managed costs and cash for the short-term while investing prudently in people, technology, and capacity to position us for long-term success. Wood Village has been key to our ability to engage with new customers over the last couple of years and moving forward with this project is energizing our entire organization,” concluded Hollinger.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing and storage, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including statements related to estimates of manufacturing capacity and sales related to the Forest Grove and Wood Village facilities, anticipated capital investments, and financial results for the second quarter of fiscal 2004, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: customer order levels, product mix and inventory build-up; lower than expected or delayed sales; the excess capacity in the printed circuit board industry and the ability to effectively utilize our assets; our ability to successfully complete and ramp our Wood Village facility; pricing and other competitive pressures in the industry from domestic and global competitors; our ability to successfully execute our quick-turn strategy; levels of quick-turn sales; the ability of emerging growth Company customers to secure capital; our ability to realize profits to absorb deferred tax assets; our ability to reduce costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 31, 2003. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED STATEMENTS OF OPERATION

(in thousands, except earnings per share data, unaudited)

	Three Months Ended
	August 30, 2003	August 24, 2002
Net sales	$30,728	$24,118
Cost of sales	28,660	23,716

Gross profit	2,068	402

Engineering	1,307	1,586
Selling, general and administrative	2,662	3,027

Total operating expense	3,969	4,613

Operating loss	(1,901)	(4,211)
Interest and other expense, net	(346)	(499)

Loss before taxes	(2,247)	(4,710)

Income tax benefit	—	(1,884)

Net loss	$(2,247)	$(2,826)

Net loss per diluted share	$(0.15)	$(0.20)

Shares used in per share calculations	14,701	14,430

MERIX CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	August 30, 2003	May 31, 2003
	(unaudited)
Assets
Cash and short-term investments	$42,621	$43,965
Accounts receivable, net	15,749	13,253
Inventories	6,901	6,227
Other current assets	1,409	799

Total current assets	66,680	64,244

Property, plant and equipment, net	74,555	76,376
Other assets	848	940

Total assets	$142,083	$141,560

Liabilities and Shareholders’ Equity
Accounts payable	$9,910	$7,316
Accrued compensation	2,074	2,878
Accrued warranty	1,078	892
Other accrued liabilities	1,319	1,032

Total current liabilities	14,381	12,118

Long-term debt	25,000	25,000

Total liabilities	39,381	37,118

Shareholders’ equity	102,702	104,442

Total liabilities and shareholders’ equity	$142,083	$141,560

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	Q1 03		Q4 03		Q1 04
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$24,118	100.0%	$22,543	100.0%	$30,728
Cost of Sales	98.3%	23,716	106.6%	24,039	93.3%	28,660
Gross Profit (Loss)	1.7%	402	-6.6%	(1,496)	6.7%	2,068
Engineering Expense	6.6%	1,586	6.6%	1,497	4.2%	1,307
Selling, General & Administrative Expense	12.6%	3,027	11.5%	2,590	8.7%	2,662
Restructuring and Related Activities	0.0%	—	0.2%	46	0.0%	—
Total Operating Expense	19.1%	4,613	18.3%	4,133	12.9%	3,969
Operating Loss	-17.5%	(4,211)	-25.0%	(5,629)	-6.2%	(1,901)
Interest and Other Expense, net	-2.1%	(499)	-2.5%	(556)	-1.1%	(346)
Pretax Loss	-19.5%	(4,710)	-27.4%	(6,185)	-7.3%	(2,247)
Net Loss	-11.7%	(2,826)	-90.0%	(20,285)	-7.3%	(2,247)
Effective Tax Rate		40.0%		-228.0%		0.0%
Shares for EPS		14,430		14,617		14,701
Loss Per Share		$(0.20)		$(1.39)		$(0.15)

SALES BY END MARKETS (% of Sales)
Communications	75%	$18,164	82%	$18,378	78%	$23,911
High-end Computing & Storage	14%	3,351	8%	1,767	11%	3,215
Test & Measurement	9%	2,048	6%	1,267	6%	1,949
Other	2%	555	4%	1,131	5%	1,653

KEY FINANCIAL RATIOS
Cash used in Operations		$(2,323)		$(788)		$(926)
Inventory Turns - Annualized		17		17		17
Receivable Days		45		52		50
Debt to Total Capital		0.16		0.19		0.20

OTHER
Capital Expenditures		$1,809		$520		$557
Depreciation and Amortization (% of sales)	11.5%	$2,781	11.3%	$2,552	7.9%	$2,441

NON-GAAP EARNINGS RECONCILIATION

	EPS	Net Loss	EPS	Net Loss	EPS	Net Loss
GAAP Net Loss	$(0.20)	$(2,826)	$(1.39)	$(20,285)	$(0.15)	$(2,247)
Pro-forma Adjustments:
-Restructuring and Related Activities, net of income taxes	$—	—	$—	28	$—	—
-Valuation Allowance on Deferred Tax Asset	$—	—	$1.14	16,574	$0.06	899

Pro-forma Net Loss	$(0.20)	$(2,826)	$(0.25)	$(3,683)	$(0.09)	$(1,348)